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                                                                                     EXHIBIT 12.1

                                                              NATIONSBANK CORPORATION

                                                          RATIO OF EARNINGS TO FIXED CHARGES

                                                                   Year Ended
                                                                   December 31
                                            ------------------------------------------------------
                                               1994       1993       1992       1991       1990
                                            ---------- ---------- ---------- ---------- ----------
                                                              (Dollars in Thousands)
Excluding Interest on Deposits
- ------------------------------

Income before taxes........................ $2,554,778 $1,991,103 $1,396,213 $  108,524 $  625,467

Equity in undistributed earnings
  of unconsolidated subsidiaries...........     (2,604)    (4,756)    (1,426)    (1,114)      (668)

Fixed charges:
     Interest expense (including
       capitalized interest)...............  2,895,569  1,420,800    915,880  1,290,755  1,851,513
     Amortization of debt discount and
       appropriate issuance costs..........      8,194      6,377      3,000      2,093      2,872
     1/3 of net rent expense...............    114,414     95,786     90,667     81,909     66,195
                                            ---------- ---------- ---------- ---------- ----------
Total fixed charges........................  3,018,177  1,522,963  1,009,547  1,374,757  1,920,580

Earnings (excluding capitalized interest).. $5,570,351 $3,509,310 $2,398,329 $1,470,621 $2,533,093
                                            ========== ========== ========== ========== ==========

Fixed charges.............................. $3,018,177 $1,522,963 $1,009,547 $1,374,757 $1,920,580
                                            ========== ========== ========== ========== ==========

Ratio of Earnings to Fixed Charges.........       1.85       2.30       2.38       1.07       1.32





Including Interest on Deposits
- ------------------------------

Income before taxes........................ $2,554,778 $1,991,103 $1,396,213 $  108,524 $  625,467

Equity in undistributed earnings
  of unconsolidated subsidiaries...........     (2,604)    (4,756)    (1,426)    (1,114)      (668)

Fixed charges:
     Interest expense (including
       capitalized interest)...............  5,310,419  3,570,079  3,687,650  5,611,057  6,683,262
     Amortization of debt discount and
       appropriate issuance costs..........      8,194      6,377      3,000      2,093      2,872
     1/3 of net rent expense...............    114,414     95,786     90,667     81,909     66,195
                                            ---------- ---------- ---------- ---------- ----------
Total fixed charges........................  5,433,027  3,672,242  3,781,317  5,695,059  6,752,329

Earnings (excluding capitalized interest).. $7,985,201 $5,658,589 $5,170,099 $5,790,923 $7,364,842
                                            ========== ========== ========== ========== ==========

Fixed charges.............................. $5,433,027 $3,672,242 $3,781,317 $5,695,059 $6,752,329
                                            ========== ========== ========== ========== ==========

Ratio of Earnings to Fixed Charges.........       1.47       1.54       1.37       1.02       1.09

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